Exhibit 99.1

Press Release

For More Information, Call:

GAYLA J. DELLY
CHIEF FINANCIAL OFFICER	APRIL 8, 2005

(979) 849-6550

FOR IMMEDIATE RELEASE

BENCHMARK ELECTRONICS REAFFIRMS

GUIDANCE FOR FIRST QUARTER 2005

ANGLETON, TX, APRIL 8, 2005 – Benchmark Electronics, Inc. (NYSE: BHE) announced today that it continues to expect first quarter revenue to be between $510 million to $530 million, with corresponding diluted earnings per share of $0.40 to $0.44.  The Company expects first quarter results to be in the lower end of the guidance previously provided at the time of the fourth quarter earnings release on February 8, 2005, due to the high level of scheduling and mix changes experienced during the quarter.

The Company currently expects second quarter revenue to be between $525 million to $550 million. The Company is currently finalizing its financial closing for the first quarter ended March 31, 2005.  Results for the first quarter will be announced on April 21, 2005.  A conference call hosted by Benchmark management will be held at 10:00 am (Central time) on April 21, 2005 to discuss the financial results of the Company and its future outlook. This call will be broadcast via the Internet and may be accessed by logging on to our website at www.bench.com.

This news release contains certain forward-looking statements within the scope of the Securities Act of 1933 and the Securities Exchange Act of 1934.  The words “expect,” “estimate,” “anticipate,” “predict,” and similar expressions, and the negatives of such expressions, are intended to identify forward-looking statements.  Although the Company believes that these statements are based upon reasonable assumptions, such statements involve risks, uncertainties and assumptions, including but not limited to industry and economic conditions, customer actions and the other factors discussed in Benchmark’s Form 10-K for the year ended December 31, 2004 and its other filings with the Securities and Exchange Commission.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

Benchmark Electronics, Inc. is in the business of manufacturing electronics and provides its services to original equipment manufacturers of computers and related products for business enterprises, medical devices, industrial control equipment, testing and instrumentation products, and telecommunication equipment.  Benchmark’s global operations include facilities in eight countries. Benchmark’s Common Stock trades on the New York Stock Exchange under the symbol BHE.

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